Exhibit 23

To the Board of Directors

Ableauctions.com, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in the Registration Statements on Form S-8 of Ableauctions.com, Inc. and subsidiaries, which were filed with the Commission as numbers 333-117979, 333-114906, 333-32740, 333106102, 333-106101, 333-106005, 333-87800 and 333-32740, of our Independent Registered Public Accounting Firm’s Report dated March 18, 2005 except as to Note 3, which is as of March 30, 2006, covering the consolidated financial statements of Ableauctions.com, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ “Cinnamon Jang Willoughby & Company”

CHARTERED ACCOUNTANTS

Burnaby, BC

April 5, 2006